Exhibit 5.1

May 6, 2020

Newmont Corporation 6363 South Fiddlers Green Circle Greenwood Village, Colorado 80111

Re:  Newmont Corporation Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-188128)

Ladies and Gentlemen:

We have acted as counsel to Newmont Corporation, a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-8 (File No. 333-188128) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.  The Registration Statement, as originally filed with the SEC on April 25, 2013, registered 10,000,000 shares of the Company’s common stock, par value $1.60 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2013 Stock Incentive Compensation Plan (the “2013 Plan”).

On February 17, 2020, the Board of Directors adopted, subject to stockholder approval, the Newmont Corporation 2020 Stock Incentive Compensation Plan (the “2020 Plan”). On April 21, 2020, stockholders approved the 2020 Plan at the Company’s annual meeting of stockholders, effective May 1, 2020 (the “Effective Date”). The number of shares of Common Stock for which awards may be granted under the 2020 Plan shall be (i) 20,000,000 shares of Common Stock and (ii) 3,644,782 shares of Common Stock representing shares approved by the Corporation’s stockholders for issuance under the 2013 Plan, but which have not been awarded under the Plan and which are no longer available for issuance under the 2013 Plan for any reason (including, without limitation, termination of the 2013 Plan), which became available for issuance under the 2020 Plan (the “Prior Plan Shares”).  In addition, pursuant to the rules for calculating shares granted under the 2020 Plan, up to 3,901,170 shares of Common Stock subject to any outstanding award under the 2013 Plan, which were approved by the Corporation’s stockholders for issuance under the 2013 Plan, which may be forfeited, cancelled, terminated or expired after the Effective Date, and if so forfeited, cancelled, terminated or expired, will not be issued under the 2013 Plan and will no longer be available for issuance under the 2013 Plan for any other reason, will be available for issuance under the 2020 Plan (the “Carryover Shares”).  The Amendment reflects that as of the Effective Date, the Prior Plan Shares, and, to the extent not issued under the 2013 Plan due to forfeiture, cancellation, termination or expiration, the Carryover Shares, may be issued under the 2020 Plan.

In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of the

Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)         Registration Statement;

(b)         Amendment;

(c)          a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware on March 11, 2020;

(d)         a copy of the By-Laws  of the Company as in effect on January 6, 2020, certified by the Assistant Secretary of the Company;

(e)          a copy of Resolutions of the Board of Directors of the Company adopted on May 4, 2020 certified by the Assistant Secretary of the Company;

(f)           2013 Plan; and

(g)          2020 Plan.

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinions, upon certificates of officers of the parties and the representations of the parties.  In rendering such opinions, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, and the accuracy and completeness of all public records examined by us.

Based upon the foregoing assumptions, and subject to the qualifications set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Prior Plan Shares and, to the extent not issued under the 2013 Plan due to forfeiture, cancellation, termination or expiration, the Carryover Shares, reserved for issuance pursuant to the 2020 Plan, as referenced above, have been duly authorized for issuance and sale pursuant to the 2020 Plan by all necessary corporate action of the Company, and when issued as provided under the 2020 Plan, they will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to questions arising under the Delaware General Corporation Law.  We do not express any opinion as to the laws of any other jurisdiction.  The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party.  We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Amendment.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

LS:DJ:RB:IY